Exhibit 2

REPORT OF THE BOARD OF DIRECTORS TO SHAREHOLDERS
OF GENTIUM S.P.A. REGARDING
ORDINARY SHAREHOLDERS’ MEETING

Dear Shareholders and Holders of American Depositary Shares:

An Ordinary Shareholders’ Meeting of Gentium S.p.A. (the “Company”) has been called in order to (i) approve the 2009 Italian GAAP financial statements of the Company and related documents, (ii) set the number of members of the Board of Directors of the Company and elect members of the Board of Directors of the Company for the 2010/2011 term, (iii) approve director compensation, (iv) approve the engagement of and compensation to Reconta Ernst & Young S.p.A. as the Company’s independent auditor for fiscal year 2010 with respect to the Company’s U.S. GAAP Financial Statements and for the term ending at the Company’s Annual Ordinary Shareholder’ Meeting for the approval of the Italian GAAP financial statements as of December 31, 2012 (the “Company’s 2013 Annual Ordinary Shareholders’ Meeting”) with respect to the Company’s Italian GAAP Financial Statements, and (v) approve the amendment of the Company’s 2007 Stock Option Plan (the “Plan”), as resolved by the Board of Directors’ meeting held on March 10, 2010, to amend the minimum exercise price for stock options to be granted under the Plan and to increase the maximum number of authorized ordinary shares of the Company that may be issued under the Plan by 2,200,000 (in addition to the 1,000,000 ordinary shares previously authorized under the Plan).

The “first call” for this meeting is April 26, 2010 at 10:00 a.m., Italian time, at the offices of the Notary Public, Mr. Massimo Caspani, in Via Pessina no. 3, Como Italy.  Should a quorum not be present for the first call (attendance by shareholders representing at least half of the outstanding ordinary shares of the Company), a “second call” for this meeting will be on April 30, 2010 at the same time and place. There is no quorum requirement at the second call.

Holders of the Company’s American Depositary Shares (“ADSs”) of record on March 5, 2010 will be able to instruct The Bank of New York, the Company’s depositary of the ordinary shares representing the ADSs, to vote those ordinary shares at the meeting pursuant to the terms of the Deposit Agreement dated as of June 15, 2005 between the Company and The Bank of New York. The Bank of New York will vote its ordinary shares pursuant to the instructions it receives from the ADS holders at either the first call or the second call, as the case may be. The affirmative vote of the majority of the shareholders present at either the first call (if a quorum is present), or second call (if necessary), is required to approve any resolution proposed at the Ordinary Shareholders’ Meeting.

The Board of Directors recommends that you vote in favor of each of these matters.

1.           Approve the 2009 Italian GAAP financial statements of the Company and related documents and cover the annual operating losses by utilization of the Company’s net worth reserve.

The 2009 Italian GAAP draft financial statements of the Company and related documents (i.e., statement of assets and liabilities, profit and loss account, supplemental notes, report of the Board of Directors on the management of the Company and the reports of the Board of Statutory Auditors and the independent auditors) will be available for review at the registered office of the Company, located in Villa Guardia (Province of Como), Piazza XX Settembre 2, and also will be posted on the Company’s website at www.gentium.it, starting no later than April 11, 2010.  The Board of Directors recommends that the shareholders approve such financial statements and related documents and cover the annual operating losses by the utilization of the Company’s net worth reserve.

2.           Set the number of members of the Board of Directors of the Company and elect members of the Board of Directors of the Company for the 2010/2011 term.

The Board of Directors submits to the shareholders’ attention the proposal of setting the number of members of the Board of Directors at six (6) and electing the following individuals as members of the Board of Directors for the term from this Ordinary Shareholders’ Meeting to the Company’s Ordinary Shareholders’ Meeting approving the 2010 Italian GAAP draft financial statements (the “Company’s 2011 Annual Ordinary Shareholders’ Meeting”), or until otherwise replaced or removed. Additional information about each nominee is provided below.

a.           Gigliola Bertoglio

b.           Marco Codella

c.           Glenn Cooper

d.           Laura Ferro

e.           Khalid Islam

f.           Bobby Sandage

Gigliola Bertoglio, 75, has served as one of our directors from December 2004 until she resigned in July 2009.  Ms. Bertoglio was re-elected to our board of directors on October 15, 2009.  Ms. Bertoglio has been a partner of Audirevi S.r.l., an Italian registered public accounting firm, since January 2005 and was a self-employed consultant during 2004. From 1970 through 2003 she was employed by Reconta Ernst & Young (the Italian affiliate of Ernst & Young LLP) and its predecessors and was an audit partner beginning in 1977. From 1998 until leaving the firm, she was responsible for the firm’s Capital Market Group in Italy. From 1989 to 1998, she was responsible for directing the firm’s Professional Standards Group, a member of the Accounting and Auditing Standards Group of Ernst & Young International and a coordinating audit partner for clients with international operations. From 1977 to 1989, Ms. Bertoglio was a partner of the Italian firm of Arthur Young & Co. (the predecessor to Ernst & Young) where she was responsible for directing the firm’s Professional Standards Group, served in an advisory role to the Accounting and Auditing Standards Group of Arthur Young International and was a coordinating audit partner for clients with international operations. From 1970 to 1977, she was an Audit Manager (1970 to 1974) and an Audit Principal (1975 to 1977) with the Italian firm of Arthur Young & Co. in its Rome and Milan offices. Prior to 1970, Ms. Bertoglio was employed in the New York offices of Horwath & Horwath and LKH&H, both of which were public accounting firms. She earned a degree in Public Accounting from New York University and a Diploma in Accounting from Economics Institution in Biella, Italy. She is a Certified Public Accountant (active license to August 31, 2002, inactive after that) in the United States and included in the Register of Authorized Auditors of Consob, the Italian Stock Exchange’s regulatory agency for public companies.

Marco Codella, 50, has served as one of our directors from June 2005 until he resigned in July 2009. Mr. Codella was re-elected to our board of directors on October 15, 2009.  Mr. Codella has been the Chief Financial Officer of Sigma-Tau Industrie Farmaceutiche Riunite S.p.A., an international family of pharmaceutical companies, since May 1999 and he has been Chief Financial Officer of Sigma-Tau Finanziaria S.p.A. since July 2008.  Mr. Codella was a professor of Economics and Management Accounting at University of Rome, La Sapienza from 2001 to 2007.  From 1997 to 1999, Mr. Codella was the Finance, IT and Logistics Director of Crown Cork & Seal Italy S.p.A., an Italian subsidiary of Crown Holdings, Inc., a manufacturer of packaging products to consumer marketing companies. From 1994 to 1997, Mr. Codella was the Finance and IT Director of Crown Cork & Seal Italy S.p.A. From 1990 to 1994, Mr. Codella held various finance positions at Digital Equipment Italia S.p.A., an Italian subsidiary of Digital Equipment Corporation, a computer company. From 1987 to 1990, Mr. Codella was the Finance Manager of an Italian subsidiary of Ampex Corporation, a provider of technology for acquisition, storage and processing of visual information. From 1984 to 1987, Mr. Codella was an auditor at Deloitte, Haskins & Sells, an accounting firm. Mr. Codella is a director of Sigma-Tau Finanziaria S.p.A. He is also a Director of Sigma-Tau  Industrie Farmaceutiche Riunite S.p.A., Biosint S.p.A., Avantgarde S.p.A., Tecnogen S.p.A., Sigma-Tau Healthscience LLC, Sigma-Tau India, Sigma-Tau BV, and Sigma-Tau Healthscience International BV,  each of which is a subsidiary of Sigma-Tau Finanziaria S.p.A., and Fonchim, a pension fund for chemical industry workers. Mr. Codella is an Italian certified public accountant. Mr. Codella graduated summa cum laude from Rome University in 1984 with a degree in economics.

Glenn Cooper, 57, has served as one of our directors since October 2009.  Dr. Cooper served as Chairman and Chief Executive Officer of Nasdaq-listed Indevus Pharmaceutical, a specialty pharmaceutical company focused on urology and endocrinology, from 1993 until 2009 when Indevus Pharmaceutical was acquired by Endo Pharmaceuticals.  Prior to joining Indevus in 1993, Dr. Cooper held numerous executive level positions, including President and Chief Executive Officer of Progenitor, Inc., Executive Vice President and Chief Operating Officer of Sphinx Pharmaceuticals Corporation, and various clinical and regulatory positions with NYSE-listed Eli Lilly and Company.  Dr. Cooper has participated in the development and commercialization of numerous drugs, including Prozac®, Axid®, Lorabid®, Ceclor®, SANCTURA®, SANCTURA XR®, Supprelin-LA®, and Vantas®.  Dr. Cooper is currently a member of the Board of Directors of Repligen Corporation, listed on Nasdaq.  Dr. Cooper received an M.D. from Tufts University School of Medicine, performed his postdoctoral training in Internal Medicine and Infectious Diseases at the New England Deaconess Hospital and the Massachusetts General Hospital and received a B.A. from Harvard University.

Laura Ferro, 59, has served as our President and Chief Executive Officer from 1991 until August 2009 and one of our directors from 1991 until she resigned in July 2009. Dr. Ferro was re-elected to our board of directors on October 15, 2009.  Dr. Ferro is the former President and Chief Executive Officer of our largest shareholder, FinSirton.  From 1991 to 2010, Dr. Ferro also held various positions at Sirton Pharmaceuticals S.p.A., a subsidiary of FinSirton that specializes in manufacturing pharmaceutical products.  Prior to that, Dr. Ferro was a practicing physician for 15 years. Dr. Ferro is a member of the executive committee of Farmindustria, an Italian pharmaceutical industry group. She is also the President of the Gianfranco Ferro Foundation, a not-for-profit Italian organization with the mission of stimulating research, education and dissemination of information on the correct use of medications and adverse effects of medicines. Dr. Ferro received her M.D. and Ph.D. degrees from the University of Milan, and a MBA from Bocconi University in Milan in 1994.  Dr. Ferro is a licensed physician. She was certified in psychiatry at the University of Milan in 1981 and in Clinical Pharmacology at the University of Milan in 1994.

Khalid Islam, 54, has served as our Chief Executive Officer since October 2009 and Chairman of our Board of Directors since December 2009.  Dr. Islam is the founder and current Chairman of Ki Consulting AG, a consulting firm specializing in the development of pharmaceutical drugs.  Dr. Islam is also the co-founder of Sirius Healthcare Partners, an advisory firm for mid-cap and small-cap life science companies.  From July 1999 until May 2008, Dr. Islam was the President and Chief Executive Officer for Arpida AG, a Swiss biopharmaceutical company that focuses on novel products for the treatment of microbial infections.  Prior to that, Dr. Islam worked as an Alliance Manager for Hoechts Marion Roussel, a global pharmaceutical company, where he assisted with drug discovery and development.  Dr. Islam has extensive experience working on behalf of pharmaceutical companies with both the United States Food and Drug Administration (FDA) and European Medicines Agency (EMEA) and has been involved with the development and marketing of several pharmaceutical products.  Dr. Islam has previously served as a member of the Board of Directors for Arpida AG, Rheoscience A/S, and Arpida Inc.  Dr. Islam received a B.S. in Biochemistry from Chelsea College, University of London, in 1977 and his Ph.D. from Imperial College, University of London, in 1983.

Bobby Sandage, Jr., 56, has served as one of our directors since October 2009.  From 1991, and until Indevus Pharmaceuticals was acquired by Endo Pharmaceuticals in 2009, Dr. Sandage held various positions at Indevus Pharmaceuticals, including as Executive Vice President of Research and Development and Chief Scientific Officer.  Following the acquisition of Indevus Pharmaceuticals, Dr. Sandage served in 2009 as the Executive Vice President for Endo Pharmaceuticals, a pharmaceutical company listed on Nasdaq that is engaged in the research, development, sale and marketing analgesic products and products to treat various urological and endocrinological conditions.  Prior to joining Indevus Pharmaceuticals, Dr. Sandage held senior drug development positions DuPont Merck Pharmaceutical Company, DuPont Critical Care (formerly American Critical Care) and Merrell Dow Pharmaceuticals.  Dr. Sandage is currently a member of the Board of Directors of Osteologix Inc., a public pharmaceutical company that focuses on the treatment and prevention of diseases of bone and joint tissue. He has also served as a member of the Board of Directors of Genta, Inc., also a public company.  Dr. Sandage has a B.S. in Pharmacy from the University of Arkansas and Ph.D. in Clinical Pharmacy from Purdue University.

3.           Approve director compensation.

The Board of Directors submits to the shareholders’ attention the following proposal to approve, as compensation for each director of the Company for the term from this Ordinary Shareholders’ Meeting to the Company’s 2011 Annual Ordinary Shareholders’ Meeting, a total compensation package equal to US$155,000, excluding any committee fees and travel reimbursement. In particular, each director will receive (i) US$45,000 in the form of an annual cash retainer and (ii) stock options with an aggregate economic value equal to US$110,000 using the Black-Scholes model, which is currently anticipated to be approximately 100,000 shares per director. These stock options will fully vest at the end of the director’s term following his or her re-election to the Board of Directors at this Annual Ordinary Shareholders’ Meeting and, on the basis of Italian law, will have an exercise price of at least €1.94 (approximately US$2.65 based on the recent exchange rate between the dollar and euro, which could vary from time to time), which is significantly higher than the recent closing prices of the Company’s ADSs.

The Board of Directors also proposes retroactive compensation of an additional amount of US$8,500 for each director for services provided from the Company’s October 2009 Ordinary Shareholders’ Meeting to this Ordinary Shareholders’ Meeting. The payment of retroactive compensation is in addition to the €5,000 for each director per quarter approved at the October 2009 Ordinary Shareholders’ Meeting. The additional compensation is proposed on the grounds that extraordinary activities were carried out by the directors during this period and to be consistent with the current proposed annual retainer of US$45,000 for each director.

The above mentioned amounts expressed in U.S. dollars will be granted in Euro on the basis of the Euro to U.S. dollar exchange rate applicable on the date of grant or payment.

4.           Approve the engagement of Reconta Ernst & Young S.p.A. as the Company’s independent auditor for fiscal year 2010 with respect to the Company’s U.S. GAAP financial statements and its compensation and for the term ending at the Company’s 2013 Annual Ordinary Shareholders’ Meeting with respect to the Company’s Italian GAAP Financial Statements.

The Board of Directors submits to the shareholders the proposal to resolve upon (i) the engagement of Reconta Ernst & Young S.p.A. as the Company’s independent auditor for fiscal year 2010 with respect to the Company’s U.S. GAAP financial statements and for the term ending at the Company’s 2013 Annual Ordinary Shareholders’ Meeting with respect to the Company’s Italian GAAP Financial Statements, and, in connection therewith, (ii) confirmation of compensation per year to such auditor no greater than €115,000, plus additional amounts to be expressly determined for extraordinary transactions and services, and (iii) granting the Chairperson of the Board and any other executive officer of the Company with the power to negotiate with Reconta Ernst & Young S.p.A. the terms and conditions for its engagement, including the power to enter into an ad-hoc engagement letter.

5.           Approve amendment to the Company’s 2007 Stock Option Plan.

On March 10, 2010, the Board of Directors adopted, subject to shareholders’ approval, an amendment to the Plan, (i) setting the minimum exercise price of the options to be granted under the Plan at €1.94, from €3.02, on the basis of the net worth value of the Company as of December 31, 2009, and (ii) increasing the maximum number of authorized ordinary shares of the Company that may be issued under the Plan by 2,200,000 (in addition to the 1,000,000 ordinary shares previously authorized under the Plan) for a total of 3,200,000 authorized ordinary shares.

The Board of Directors recommends that the shareholders approve these amendments to the Plan, so that the Company will have sufficient shares to grant future stock options with a minimum exercise price closer to the recent closing prices of the Company’s ADSs.

In light of the above, the Board of Directors proposes to hold an Ordinary Shareholders’ Meeting to approve the following resolutions:

At the Ordinary Shareholders’ Meeting of Gentium S.p.A., after having examined and approved the report of the Board of Directors, the shareholders

RESOLVED

To approve the 2009 Italian GAAP financial statements of the Company and related documents and, cover the annual operating losses by the utilization of the Company’s net worth reserve;

To set the number of members of the Board of Directors at six (6) and elect the following individuals as members of the Board of Directors of the Company for the term from this Ordinary Shareholders’ Meeting to the Company’s 2011 Annual Ordinary Shareholders’ Meeting, or until otherwise replaced or removed:

a.           Gigliola Bertoglio

b.           Marco Codella

c.           Glenn Cooper

d.           Laura Ferro

e.           Khalid Islam

f.           Bobby Sandage, Jr.

To approve a total compensation package for each member of the Board of Directors equal to US$155,000, excluding any committee fees and travel reimbursement, from the term of this Ordinary Shareholders’ Meeting to the Company’s 2011 Annual Ordinary Shareholders’ Meeting. In particular, each director will receive (i) US$45,000 in the form of an annual cash retainer and (ii) stock options with an aggregate economic value equal to US$110,000 using the Black-Scholes model.

To approve, for the term from the Company’s October 2009 Ordinary Shareholders’ Meeting to this Ordinary Shareholders’ Meeting, retroactive compensation of an additional US$8,500 for each director for the extraordinary activities carried out by the directors during this period and to be consistent with the current proposed annual retainer of US$45,000 for each director.

To approve (i) the engagement of Reconta Ernst & Young S.p.A. as the Company’s independent auditor for fiscal year 2010 with respect to the Company’s U.S. GAAP financial statements and for the term ending at the Company’s 2013 Annual Ordinary Shareholders’ Meeting with respect to the Company’s Italian GAAP Financial Statements, and, in connection therewith, (ii) confirmation of compensation per year to such auditor no greater than €115,000, plus additional amounts to be expressly determined for extraordinary transactions and services; (iii) granting the Chairperson of the Board and any other executive officer of the Company the power to negotiate with Reconta Ernst & Young S.p.A. the terms and conditions for its engagement, including the power to enter into an ad-hoc engagement letter.

To approve the amendment of the Company’s 2007 Stock Option Plan, adopted by the Board of Directors’ meeting held on March 10, 2010, to set the minimum exercise price at €1.94 and to increase the maximum number of authorized ordinary shares of the Company that may be issued under the Plan by 2,200,000 (in addition to the 1,000,000 ordinary shares previously authorized under the Plan) for a total of 3,200,000 authorized ordinary shares.